Exhibit 99.1

Ultralife Corporation Reports Third Quarter Results

NEWARK, N.Y. – October 26, 2023 -- Ultralife Corporation (NASDAQ: ULBI) reported operating results for the third quarter ended September 30, 2023 with the following highlights:

●	Sales of $39.5 million representing an 18.8% year-over-year increase
●	Operating income of $2.1 million versus a loss of $0.6 million for the 2022 third quarter
●	Adjusted EPS of $0.10 compared to a loss of $0.03 for the 2022 third quarter
●	Adjusted EBITDA of $3.5 million representing a 177.3% year-over-year increase
●	Backlog of $101.1 million exiting the 2023 third quarter

“Driven by continuing strong demand from our government/defense and medical customers, sales grew 19% for both the 2023 third quarter and the first nine months to $39.5 million and $114.1 million, respectively, over the prior year periods. We continue to focus on recapturing gross margin through price realization, lean manufacturing initiatives and level-loaded production, which resulted in a year-over-year improvement in gross margin of 460 basis points to 24.8% for the third quarter. On the strength of higher sales, gross margin improvement and disciplined spending, operating profit of $2.1 million far exceeded the operating loss of $0.6 million from the year-earlier quarter. Finally, our efforts to strengthen our relationships with key customers using our global new product development resources are bearing fruit as we continue to sustain our backlog in excess of $100 million,” said Mike Manna, President and Chief Executive Officer. “As we close out 2023 with a strong backlog, we are well positioned to continue our profitable growth and to generate incremental cashflow to reduce our acquisition debt and further invest in our businesses, including new product development, strategic capital expenditures and accretive acquisitions.”

Third Quarter 2023 Financial Results

Revenue was $39.5 million, an increase of $6.3 million, or 18.8%, as compared to revenue of $33.2 million for the third quarter of 2022. Overall, government/defense sales increased 48.1% and commercial sales increased 5.6% over the 2022 period. Battery & Energy Products sales increased 11.7% to $31.9 million compared to $28.6 million last year, reflecting increases of 36.2% in government/defense sales and 37.9% in medical battery sales, partially offset by decreases of 1.8% in oil & gas market sales and 14.9% in other commercial sales. Communications Systems sales increased by 62.7% to $7.6 million compared to $4.7 million for the same period last year, primarily attributable to shipments of vehicle-amplifier adaptors to a global defense contractor for the U.S. Army and of integrated systems of amplifiers and radio vehicle mounts to a major international defense contractor under an ongoing allied country government/defense modernization program. Our total backlog exiting the 2023 third quarter was $101.1 million with over $35 million of the total backlog due to ship over the remaining three months of 2023.

Gross profit was $9.8 million, or 24.8% of revenue, compared to $6.7 million, or 20.2% of revenue, for the same quarter a year ago. Battery & Energy Products gross margin was 24.2%, compared to 18.7% last year, primarily due to more efficiencies and higher cost absorption resulting from a concerted effort to level-load production more evenly across the 2023 quarter, as well as improved price realization. Communications Systems gross margin was 27.0% compared to 29.5% last year, primarily due to inefficiencies caused by component delays from suppliers, partially offset by higher factory volume.

Operating expenses were $7.6 million, compared to $7.3 million for the 2022 third quarter. Operating expenses were 19.3% of revenue compared to 22.0% of revenue for the year-earlier period.

The combination of higher gross profit and leveraging of operating expenses resulted in a $2.7 million increase in operating income to $2.1 million from an operating loss of $0.6 million last year.

Net income was $1.3 million or $0.08 per diluted share on a GAAP basis, compared to a net loss of $0.2 million or $0.01 per diluted share for the third quarter of 2022. Adjusted EPS was $0.10 on a diluted basis for the third quarter of 2023, compared to a loss of $0.03 for the 2022 period. Adjusted EPS excludes the provision for deferred taxes of $0.4 million which primarily represents non-cash charges for U.S. taxes which we expect will be fully offset by net operating loss carryforwards and other tax credits for the foreseeable future.

Adjusted EBITDA, defined as EBITDA including non-cash, stock-based compensation expense, was $3.5 million for the third quarter of 2023, or 8.8% of sales, compared to $1.3 million, or 3.8% of sales, for the year-earlier period.

See the “Non-GAAP Financial Measures” section of this release for a reconciliation of adjusted EPS to EPS and adjusted EBITDA to net income attributable to Ultralife Corporation.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government/defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its third quarter earnings conference call today at 8:30 AM ET.

To ensure a fast and reliable connection to our investor conference call, we now require participants dialing in by phone to register using the following link prior to the call: https://register.vevent.com/register/BI7f14d2264d2242c1adb217d21d75ab21. This will eliminate the need to speak with an operator. Once registered, dial-in information will be provided along with a personal identification number. Should you register early and misplace your details, you can simply click back on this same link at any time to register and view this information again. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include the impact of COVID-19 and related supply chain disruptions, potential reductions in revenues from key customers, acceptance of our new products on a global basis and uncertain global economic conditions. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(Unaudited)

ASSETS

	September 30, 2023	December 31, 2022
Current Assets:
Cash	$9,301	$5,713
Trade Accounts Receivable, Net	27,189	27,779
Inventories, Net	46,634	41,192
Prepaid Expenses and Other Current Assets	6,429	4,304
Total Current Assets	89,553	78,988

Property, Plant and Equipment, Net	21,166	21,716
Goodwill	37,357	37,428
Other Intangible Assets, Net	15,270	15,921
Deferred Income Taxes, Net	10,728	12,069
Other Non-Current Assets	2,035	2,308
Total Assets	$176,109	$168,430

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$13,470	$16,074
Current Portion of Long-Term Debt	2,000	2,000
Accrued Compensation and Related Benefits	2,467	2,890
Accrued Expenses and Other Current Liabilities	8,449	7,949
Total Current Liabilities	26,386	28,913
Long-Term Debt, Net	24,108	19,310
Deferred Income Taxes	1,825	1,917
Other Non-Current Liabilities	2,032	1,887
Total Liabilities	54,351	52,027

Shareholders' Equity:
Common Stock	2,075	2,057
Capital in Excess of Par Value	188,852	187,405
Accumulated Deficit	(43,627)	(47,951)
Accumulated Other Comprehensive Loss	(4,176)	(3,750)
Treasury Stock	(21,484)	(21,484)
Total Ultralife Equity	121,640	116,277
Non-Controlling Interest	118	126
Total Shareholders’ Equity	121,758	116,403

Total Liabilities and Shareholders' Equity	$176,109	$168,430

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Period Ended		Nine-Month Period Ended
	September 30,	September 30,	September 30,	September 30,
	2023	2022	2023	2022
Revenues:
Battery & Energy Products	$31,919	$28,583	$94,250	$87,873
Communications Systems	7,569	4,651	19,846	7,860
Total Revenues	39,488	33,234	114,096	95,733

Cost of Products Sold:
Battery & Energy Products	24,191	23,238	72,467	68,656
Communications Systems	5,523	3,281	13,831	5,758
Total Cost of Products Sold	29,714	26,519	86,298	74,414

Gross Profit	9,774	6,715	27,798	21,319

Operating Expenses:
Research and Development	1,869	1,896	5,679	5,425
Selling, General and Administrative	5,770	5,405	16,293	15,982
Total Operating Expenses	7,639	7,301	21,972	21,407

Operating Income (Loss)	2,135	(586)	5,826	(88)

Other Income (Expense)	(386)	254	178	22
Income (Loss) Before Income Taxes	1,749	(332)	6,004	(66)

Income Tax Provision (Benefit)	446	(90)	1,688	(171)

Net Income (Loss)	1,303	(242)	4,316	105

Net (Loss) Income Attributable to Non-Controlling Interest	(27)	(3)	(8)	-

Net Income (Loss) Attributable to Ultralife Corporation	$1,330	$(239)	$4,324	$105

Net Income (Loss) Per Share Attributable to Ultralife Common Shareholders – Basic	$.08	$(.01)	$.27	$.01

Net Income (Loss) Per Share Attributable to Ultralife Common Shareholders – Diluted	$.08	$(.01)	$.27	$.01

Weighted Average Shares Outstanding – Basic	16,238	16,133	16,172	16,122

Weighted Average Shares Outstanding – Diluted	16,303	16,133	16,174	16,144

Non-GAAP Financial Measures

Adjusted EBITDA

In evaluating our business, we consider and use adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance in addition to U.S. Generally Accepted Accounting Principles (“GAAP”) financial measures. We define adjusted EBITDA as net income attributable to Ultralife Corporation before net interest expense, provision (benefit) for income taxes, depreciation and amortization, and stock-based compensation expense, plus/minus expense/income that we do not consider reflective of our ongoing continuing operations. We reconcile adjusted EBITDA to net income attributable to Ultralife Corporation, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of adjusted EBITDA to net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three-Month Period Ended		Nine-Month Period Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022

Net Income (Loss) Attributable to Ultralife Corporation	$1,330	$(239)	$4,324	$105
Adjustments:
Interest Expense, Net	586	272	1,450	583
Income Tax Provision (Benefit)	446	(90)	1,688	(171)
Depreciation Expense	760	815	2,282	2,450
Amortization Expense	227	318	663	969
Stock-Based Compensation Expense	131	179	424	552
Cyber-Insurance Policy Deductible	-	-	100	-
Non-Cash Purchase Accounting Adjustment	-	-	-	55
Adjusted EBITDA	$3,480	$1,255	$10,931	$4,543

Adjusted Earnings Per Share

In evaluating our business, we consider and use adjusted EPS, a non-GAAP financial measure, as a supplemental measure of our business performance. We define adjusted EPS as net income attributable to Ultralife Corporation excluding the provision (benefit) for deferred income taxes divided by our weighted average shares outstanding on both a basic and diluted basis. We believe that this information is useful in providing period-to-period comparisons of our results by reflecting the portion of our tax provision that we expect will be predominantly offset by our U.S. net operating loss carryforwards and other tax credits for the foreseeable future. We reconcile adjusted EPS to EPS, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on adjusted EPS as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of adjusted EPS to EPS and net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EPS
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Period Ended
	September 30, 2023			September 30, 2022
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income (Loss) Attributable to Ultralife Corporation	$1,330	$.08	$.08	$(239)	$(.01)	$(.01)
Deferred Tax Provision (Benefit)	357	.02	.02	(308)	(.02)	(.02)
Adjusted Net Income (Loss)	$1,687	$.10	$.10	$(547)	$(.03)	$(.03)

Weighted Average Shares Outstanding		16,238	16,303		16,133	16,133

	Nine-Month Period Ended
	September 30, 2023			September 30, 2022
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income Attributable to Ultralife Corporation	$4,324	$.27	$.27	$105	$.01	$.01
Deferred Tax Provision (Benefit)	1,245	.07	.07	(683)	(.05)	(.05)
Adjusted Net Income (Loss)	$5,569	$.34	$.34	$(578)	$(.04)	$(.04)

Weighted Average Shares Outstanding		16,172	16,174		16,122	16,144

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com

Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777

jburfening@lhai.com